Cancellation Agreement

This Cancellation Agreement (the “Agreement”) is made and entered into this 22nd day of November, 2013, by and between Jonathan Hopp (“Hopp”) and JH Designs, Inc. (the “Company”).

WHEREAS, on or about the date hereof, the Company entered into a Share Exchange Agreement with Cardinal Resources, LLC (“Cardinal”) and the members thereof (the “Share Exchange Agreement”); and

WHEREAS, Hopp is the owner of an aggregate of 190,000,000 shares of common stock of the Company as of the date hereof (the “Shares”); and

WHEREAS, it is a condition of the Share Exchange Agreement that Hopp enter into this Agreement which will effectuate the cancellation 160,900,000 shares of common stock of the Company (the “ Cancellation Shares”).

NOW, THEREFORE, in consideration of the mutual promises contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Cancellation of Shares. Hopp has delivered to the Company for cancellation stock certificates representing the Cancellation Shares along with duly executed medallion guaranteed stock powers covering the Cancellation Shares and hereby irrevocably instruct the Company and the Company’s transfer agent to cancel the Cancellation Shares such that the Cancellation Shares will no longer be outstanding on the stock ledger of the Company and such that Hopp will no longer have any interest in the Cancellation Shares whatsoever. The Company shall immediately deliver to the Company’s transfer agent irrevocable instructions providing for the cancellation of the Cancellation Shares.

2. Release. For the consideration and mutual promises specified herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Hopp on behalf of himself, his affiliates, agents, employees, assigns, representatives, heirs and any other person that claims any right or interest through or on behalf of any of the foregoing (each, a “Releasor”) hereby releases, forgives and forever discharges the Company, and its affiliates, agents, employees, officers, directors, attorneys, assigns, representatives, heirs and any other person that claims any right or interest through or on behalf of any of the foregoing (the “Representatives”) form any and all liabilities, obligations, claims, actions, covenants, contracts, agreements, promises, damages and demands whatsoever, whether known or unknown, both at law and in equity, which Releasor now has or has ever had against the Company or any Representative arising contemporaneously with or prior to the date of this Agreement on account of, arising out of, or in any way related to any matter, cause, event or omission occurring contemporaneously with or prior to the date of this release, including without limitation, any claim by Releasor of any interest in the Company as a result of the ownership or prior ownership of the Cancellation Shares. For the consideration and mutual promises specified herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Hopp agrees for himself and anyone claiming for or through him or any third party, to waive, release, promise and agree not to bring or pursue any judicial, quasi-judicial or administrative action against the Company or any Representative for any reason whatsoever arising our and claim released by this Agreement. Releasor further acknowledges and agrees that is has not already filed or otherwise commended any such action and that it has not assigned, sold or given any of the rights he is releasing to any person or entity.

3. Representations.

a. Hopp owns the Cancellation Shares, of record and beneficially, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever. Hopp has sole control of the Cancellation Shares or sole discretionary authority over any account in which they are held.

b. Except for the Shares remaining after cancellation of the Cancellation Shares, Hopp does not own of record or beneficially any share of the Company’s common stock or preferred stock and has no subscription, warrant, option, convertible security or other right to purchase or otherwise acquire securities of the Company.

c. Hopp has the full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hopp and constitutes a valid, binding obligation of Hopp enforceable in accordance with its terms (except as such enforceability may be limited by laws affecting creditors’ rights generally).

4. Third Party Beneficiary. The parties to this Agreement acknowledge and agree that Cardinal and its members are intended third party beneficiaries to this Agreement.

5. Miscellaneous Matters.

a. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

b. Amendment; Governing Law; Jurisdiction; Venue. This Agreement may not be amended or modified except in writing signed by each of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

By:	/s/
Jonathon Hopp

JH Designs, Inc.

By:	/s/
Name:	Kevin Jones
Title:	CEO